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ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation

FIRST:  The name of the Corporation is Patriot Holding Corporation.

SECOND:       The following amendment to the Articles of Incorporation
 was adopted on August 26, 1996, as prescribed by the Colorado Business Corporation Act, in the manner marked with an "X" below:

  No Shares have been issued or directors elected - Action by Incorporators.

  No Shares have been issued but directors elected - Action by Directors

   Such amendment was adopted by the board of directors where shares have been issued and shareholder action was not required.

  Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

THIRD Article I is hereby amended to change the name of the Corporation to National Healthcare Technology, Inc.

PATRIOT HOLDING CORPORATION


 /s/ Claudia Zaman
Claudia J. Zaman, President